EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-149757 and 333-179310 of CenterPoint Energy, Inc. on Form S-8 of our report, dated June 11, 2012, relating to the financial statements and supplemental schedule of the CenterPoint Energy Savings Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2011.

/s/ McConnell & Jones LLP

Houston, Texas

June 11, 2012

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